EXHIBIT 99.1

Educational Development Corporation Announces Results for Second Quarter and Year-to-Date Fiscal Year 2014

TULSA, Okla., Oct. 15, 2013 (GLOBE NEWSWIRE) -- Educational Development Corporation (Nasdaq:EDUC) (http://www.edcpub.com) today reported results for the fiscal second quarter and the six months ended August 31, 2013.

For the second quarter of fiscal 2014, the Company announced net revenues of $5,715,100, an increase of $250,700 compared to $5,464,400 for the same period last year. The Company reported 2014 second quarter net earnings of $56,400 compared with $138,200 for the 2013 second quarter.

For the six months ended August 31, 2013, the Company reports net revenue of $11,705,600, a decrease of $353,400 when compared to $12,059,000 for the same period in the previous year and net earnings of $123,000 compared to $488,400. Earnings per share were $0.03 compared to $0.12 the previous year on a fully diluted basis.

The Publishing division continues to lead the way with another quarterly net revenue increase. This is due primarily to strong support from our retail customers since discontinuing sales eighteen months ago to Amazon, which were 20% of the division sales totals. The replacement of these sales is somewhat remarkable as Publisher's Weekly reported sales in our market segment down 28% year-to-date as of April 2013.

The Home Business division is also reporting a net revenue increase for the quarter and has continued with another increase in September. This is particularly noteworthy as this division has been slower to embrace the decision to discontinue sales to Amazon.

The net earnings were down in the quarter partially due to the amortization of specific marketing costs which will be completed in September and are non-recurring.

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended August 31, 2013		Six Months Ended August 31, 2013
	2013	2012	2013	2012

NET REVENUES	$ 5,715,100	$ 5,464,400	$ 11,705,600	$ 12,059,000
EARNINGS BEFORE INCOME TAXES	86,200	219,200	191,000	781,100
INCOME TAXES	29,800	81,000	68,000	292,700
NET EARNINGS	$ 56,400	$ 138,200	$ 123,000	$ 488,400

BASIC AND DILUTED EARNINGS
PER SHARE:
Basic	$ 0.01	$ 0.04	$ 0.03	$ 0.12
Diluted	$ 0.01	$ 0.04	$ 0.03	$ 0.12

WEIGHTED AVERAGE NUMBER OF
COMMON AND EQUIVALENT SHARES
OUTSTANDING:
Basic	3,968,930	3,924,514	3,968,223	3,921,397
Diluted	3,968,930	3,924,514	3,968,223	3,921,397

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane/Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,600 different titles are available for children of all ages, with periodic new additions.

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522